Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Reports Q3 2006 Net Operating Income of $153.0 Million ($1.20 per diluted share), An Increase of 22% Over 2005;

Net Income of $151.3 Million ($1.18 per diluted share)

New York – November 1, 2006 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported its results for the third quarter 2006.

Robert B. Pollock, Assurant’s president and chief executive officer, said: “Our strong results this quarter demonstrate our focus on products we believe offer the best long-term profitable growth as well as the strength of our diversified specialty insurance strategy. We are very pleased with the contributions made by each of our specialty businesses this quarter.”

Third Quarter Results

Net income in the third quarter of 2006 was $151.3 million, or $1.18 per diluted share, versus third quarter 2005 net income of $100.3 million, or $0.74 per diluted share. Net income in the third quarter 2005 included a $35.1 million after-tax charge for a 1995-1997 excess of loss reinsurance program.

Net operating income (see footnote 1 at the end of this release) for the third quarter of 2006 increased 22% to $153.0 million, or $1.20 per diluted share, compared to third quarter 2005 net operating income of $125.6 million, or $0.92 per diluted share. Net operating income excludes capital gains and losses and other unusual, or non-recurring, items.

Net earned premiums of $1.72 billion in the third quarter of 2006 increased 6% from $1.62 billion in the same period in 2005.

Net investment income in the third quarter of 2006 increased to $180.7 million from $175.2 million in the third quarter of 2005 primarily as a result of an increase in average invested assets. The third quarter of 2006 and 2005 both included $3.2 million of investment income from real estate partnerships. The yield on average invested assets and cash and cash equivalents which excludes real estate investment income was 5.66% in the third quarter of 2006, compared to 5.71% in the third quarter of 2005.

Nine-Month Results

Net income in the first nine months of 2006 was $464.9 million, or $3.58 per diluted share, versus $342.3 million, or $2.47 per diluted share, in the first nine months of 2005. Net income for the first nine months of 2005 included a $40.3 million after-tax charge for the 1995-1997 excess of loss reinsurance program.

Net operating income for the first nine months of 2006 increased 26% to $466.5 million, or $3.59 per diluted share, compared to $370.8 million, or $2.67 per diluted share, in the first nine months of 2005. Net operating income excludes capital gains and losses and other unusual, or non-recurring, items.

Net earned premiums in the first nine months of 2006 were $5.08 billion, a 4% increase compared to $4.88 billion in the first nine months of 2005.

Net investment income in the first nine months of 2006 increased 7% to $553.7 million from $516.4 million in the first nine months of 2005. Net investment income includes $18.0 million of investment income from real estate partnerships in the first nine months of 2006 compared to $12.6 million for the first nine months of 2005. The yield on average invested assets and cash and cash equivalents, which excludes real estate investment income, was 5.70% in the first nine months of 2006 compared to 5.57% in the first nine months of 2005.

The following chart provides a reconciliation of net operating income to net income for Assurant:

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

	(UNAUDITED)
	(amounts in millions, net of tax)
Assurant Solutions	$41.7	$31.9	$118.6	$97.8
Assurant Specialty Property	53.4	31.7	177.2	104.2
Assurant Health	44.8	45.7	131.0	144.8
Assurant Employee Benefits	24.4	22.8	64.2	49.0
Amortization of deferred gain on disposal of businesses	6.1	7.6	18.4	23.0
Interest expense	(9.9)	(10.0)	(29.9)	(29.9)
Corporate and other	(7.5)	(4.1)	(13.0)	(18.1)

Net operating income	153.0	125.6	466.5	370.8

Adjustments:
Net realized (losses) gains on investments	(1.7)	9.8	(3.1)	12.8
Excess of loss reinsurance program (1995-1997)	—	(35.1)	—	(40.3)
Expenses directly related to stock offerings	—	—	—	(1.0)

Net income before cumulative effect of change in accounting principle	151.3	100.3	463.4	342.3
Cumulative effect of change in accounting principle	—	—	1.5	—

Net income	$151.3	$100.3	$464.9	$342.3

Assurant Solutions

Assurant Solutions third quarter 2006 net operating income was $41.7 million, up 31% from third quarter 2005 net operating income of $31.9 million. Net operating income for the first nine months of 2006 was $118.6 million, up 21%, from $97.8 million during the same period of 2005. During the third quarter and first nine months of 2006, results were positively impacted by increased investment income, higher fee income resulting primarily from continued growth in the domestic and international extended service contract business, and $7.8 million of fee income from a closed block of extended service contracts in the third quarter 2006.

Assurant Solutions third quarter 2006 net earned premiums increased 6% to $591.2 million from $556.1 million in the third quarter of 2005. Net earned premiums during the first nine months of 2006 increased 7% to $1.75 billion from $1.65 billion during the first nine months of 2005. The increases are attributable primarily to the steady growth in extended service contracts partially offset by the decline in preneed premiums due to the sale of the U.S. independent preneed franchise in 2005.

Assurant Specialty Property

Assurant Specialty Property third quarter 2006 net operating income was $53.4 million, up 69% from third quarter 2005 net operating income of $31.7 million. Net operating income for the first nine months of 2006 grew 70% to $177.2 million compared to $104.2 million during the first nine months of 2005. Net operating income increases for the third quarter and the nine-month period are primarily the result of continued favorable combined ratios, the growth of creditor-placed homeowners insurance including the second quarter 2006 acquisition of Safeco’s creditor-placed insurance business, and no significant catastrophe losses in the third quarter of 2006 compared with $31.1 million of catastrophe losses, net of reinsurance, in the third quarter of 2005. Net operating income during the third quarter and first nine months of 2005 benefited by $6.5 million after-tax and $11.1 million after-tax, respectively, from favorable client settlements.

Assurant Specialty Property third quarter net earned premiums increased by 43%, to $313.6 million, compared to $219.4 million in the same period a year ago. Net earned premiums during the first nine months of 2006 increased 36% to $857.4 million compared to $628.2 million during the first nine months of 2005. These increases are a result of continued growth in creditor-placed homeowners insurance and the acquisition of Safeco’s creditor-placed insurance business in May 2006.

Assurant Health

Assurant Health third quarter 2006 net operating income decreased 2% to $44.8 million from $45.7 million in the same period in 2005. Continued favorable combined ratios were offset by continued declines in small group membership. Net operating income for the first nine months of 2006 decreased 10% to $131.0 million from $144.8 million during the same period in 2005. Results for the first nine months of 2006 reflect continued favorable combined ratios and a 12% increase in investment income primarily related to investment income from a real estate investment partnership in the first quarter of 2006.

Assurant Health third quarter 2006 net earned premiums decreased 3% to $521.5 million from $538.8 million during the same period in 2005. Net earned premiums for the first nine months of 2006 decreased 4% to $1.56 billion compared to $1.63 billion in the first nine months of 2005. Continued growth in individual medical net earned premiums was offset by declines in small group premiums.

Assurant Employee Benefits

Assurant Employee Benefits third quarter 2006 net operating income increased 7% to $24.4 million from net operating income of $22.8 million in the same period of 2005. Net operating income for the first nine months of 2006 increased 31% to $64.2 million from $49.0 million during the first nine months of 2005. The increases are primarily due to very favorable loss experience across all product lines.

Assurant Employee Benefits third quarter 2006 net earned premiums decreased 5% to $291.2 million from $306.9 million in the same period of 2005. Disability premiums include single premium amounts of $12.4 million in the third quarter of 2006 related to the assumption of closed blocks. Net earned premiums for the first nine months of 2006 decreased 7% to $899.9 million from $969.3 million in the first nine months of 2005. Disability premiums include single premium amounts of $46.3 million for the first nine months of 2006 related to the assumption of closed blocks compared to $26.7 million in the first nine months of 2005. The decreases for the quarter and the nine months are a result of lower sales and persistency as the business continues to implement its small case strategy.

Corporate

Corporate and Other net operating loss for the third quarter of 2006 was $7.5 million compared to a loss of $4.1 million in the third quarter of 2005. Corporate and Other net operating loss for the first nine months of 2006 totaled $13.0 million, compared to a loss of $18.1 million in the same period last year. The year to date decline in the net operating loss is primarily attributable to a reduction in expenses associated with the change in accounting methodology for stock appreciation rights costs, effective January 1, 2006, and higher investment income.

Financial Position

September 30, 2006 total assets were $25.0 billion. Stockholders’ equity, excluding Accumulated Other Comprehensive Income (AOCI,) was $3.6 billion and book value per diluted share, excluding AOCI, was up 8% to $28.47 from $26.25 at December 31, 2005. AOCI, which mainly consists of unrealized gains and losses on our fixed income securities, decreased by $61.3 million after-tax to $158.2 million from $219.5 million at December 31, 2005. Debt to total capital, excluding AOCI, decreased to 21.6% from 22.2% at December 31, 2005.

Earnings Conference Call

Assurant will host a conference call Thursday, November 2, 2006 at 9:00 A.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 800-473-6123 (toll-free domestic) or 973-582-2706 (international); passcode: 7216431. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via the telephone starting at approximately 11:00 am (ET) on November 2, 2006 and can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 7216431. The webcast will be archived on Assurant’s website.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses – Assurant Employee Benefits; Assurant Health; Assurant Solutions; and Assurant Specialty Property — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide creditor-placed homeowners insurance; manufactured housing homeowners insurance; debt protection administration; credit-related insurance; warranties and extended service contracts; individual health and small employer group health insurance; group dental insurance; group disability insurance; group life insurance; and pre-funded funeral insurance.

The company, which is traded on the New York Stock Exchange under the symbol AIZ, has over $20 billion in assets and $7 billion in annual revenue. Assurant has more than 12,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1) Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations

Three and Nine months Ended September 30, 2006 and 2005 (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands except number of shares and per share amount)
Revenues
Net earned premiums and other considerations	$1,717,640	$1,621,186	$5,075,615	$4,876,319
Net investment income	180,672	175,175	553,672	516,393
Net realized (losses) gains on investments	(2,675)	11,965	(4,855)	16,536
Amortization of deferred gain on disposal of businesses	9,428	11,706	28,283	35,353
Fees and other income	79,014	59,409	210,236	171,497

Total revenues	1,984,079	1,879,441	5,862,951	5,616,098

Benefits, losses and expenses
Policyholder benefits	888,317	970,596	2,652,200	2,838,131
Selling, underwriting, general and administrative expenses	849,414	752,156	2,459,254	2,225,828
Interest expense	15,307	15,315	45,937	45,943

Total benefits, losses and expenses	1,753,038	1,738,067	5,157,391	5,109,902

Income before income taxes and cumulative effect of change in accounting principle	231,041	141,374	705,560	506,196
Income tax expense	79,738	41,087	242,196	163,887

Net income before cumulative effect of change in accounting principle	151,303	100,287	463,364	342,309
Cumulative effect of change in accounting principle	—	—	1,547	—

Net income	$151,303	$100,287	$464,911	$342,309

Net income per share:
Basic	$1.20	$0.74	$3.63	$2.49
Diluted	$1.18	$0.74	$3.58	$2.47

Dividends per share	$0.10	$0.08	$0.28	$0.23

Share Data:
Basic weighted average shares outstanding	125,793,731	134,706,785	128,078,026	137,362,736
Diluted weighted average shares outstanding	127,766,049	136,177,498	129,877,613	138,712,630

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

At September 30, 2006 (unaudited) and December 31, 2005

	September 30, 2006	December 31, 2005

	(in thousands)
Assets
Investments and cash and cash equivalents	$13,428,506	$13,371,392
Reinsurance recoverables	3,979,129	4,447,810
Deferred acquisition costs	2,272,035	2,022,308
Goodwill	805,186	804,864
Assets held in separate accounts	3,212,685	3,472,435
Other assets	1,325,909	1,246,644

Total assets	25,023,450	25,365,453

Liabilities
Policyholder benefits and claims payable	10,249,740	10,540,077
Unearned premiums	4,215,615	3,851,614
Debt	971,753	971,690
Mandatorily redeemable preferred stock	23,160	24,160
Liabilities related to separate accounts	3,212,685	3,472,435
Accounts payable and other liabilities	2,591,056	2,805,918

Total liabilities	21,264,009	21,665,894

Stockholders' equity
Equity, excluding accumulated other comprehensive income	3,601,291	3,480,060
Accumulated other comprehensive income	158,150	219,499

Total stockholders' equity	3,759,441	3,699,559

Total liabilities and stockholders' equity	$25,023,450	$25,365,453